Exhibit 4.9

New Dutch Originator Accession Agreement

To:          Security Agent

From:      Buhrmann Office Products Nederland B.V.

Master Definitions and Framework Deed (dated 27 September 2000 as amended and restated on 28 September 2001, 18 July 2002 and 16 April 2003) (the Master Definitions and Framework Deed)

This Agreement shall have expressly and specifically incorporated into it the provisions set out in the Master Definitions and Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Agreement mutatis mutandis and subject to English law.  In the event of any conflict between the provisions of this Agreement and the Provisions, this Agreement shall prevail.

We refer to Clause 4 of the Master Definitions and Framework Deed.

With effect from the date specified below, Buhrmann Office Products Nederland, B.V. incorporated in The Netherlands with registered number 33272529, hereby agrees to become an Additional Dutch Originator and to be bound by the terms of:

1.                                       the Master Definitions and Framework Deed;

2.                                       the Servicing Agreement dated 27 September 2000, as amended and restated on 28 September 2001 and 18 July 2002;

3.                                       the Deed of Amendment (English Law Governed Transaction Documents) dated 18 July 2002; and

4.                                       the Dutch Master Receivables Purchase Agreement dated 27 September 2000 as amended and restated on 18 July 2002,

subject to and in accordance with Clause 4 of the Master Definitions and Framework Deed.

The following is the address for notices to the proposed Additional Dutch Originator:
Buhrmann Office Products Nederland B.V.
Atoomweg, 103, 3542 AA Utrecht
PO Box 8129, 3503 RC Utrecht
The Netherlands
Attention:  Jouke van der Veer, Finance Director
Fax:  +31 30 248 41 04

Copy to:
Buhrmann N.V.
Hoogoorddreef 62
1101EE Amsterdam Zuidoost
The Netherlands
Attention:  Marcel Graven and Raf Monnens

This Agreement is governed by English law.

By:

Authorised Signatory of Buhrmann Office Products Nederland B.V.

Date:       16 April 2003